AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 14th day of May, 2007, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Accounting Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the PIA BBB Bond Fund Managed Account Completion Shares Fund, the PIA MBS Bond Fund Managed Account Completion Shares Fund,  the PIA Short-Term Securities Fund and the PIA Moderate Duration Bond Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend said Fund Administration Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit K is hereby superseded and replaced with Exhibit K attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: Treasurer	Title: Sr. Vice President

Exhibit K to the
Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
PIA BBB Bond Fund Managed Account Completion Shares	10/27/2004
PIA MBS Bond Fund Managed Account Completion Shares	02/28/2006
PIA Short-Term Securities Fund	10/27/2004
PIA Moderate Duration Bond Fund	10/27/2004

FUND ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE - PIA FUNDS EFFECTIVE MAY 2007

PIA Moderate Duration Bond Fund
Annual Fee Based Upon Market Value Per Fund*
[__] basis points on the first $[__] million
[__] basis points on the next $[__] million
Minimum annual fee:  $[__]
PIA Short-Term Securities Fund
Annual Fee Based Upon Market Value Per Fund*
$[__] on the first $[__] million
[__] basis points on the next $[__] million
[__] basis points on the next $[__] million
Minimum annual fee:  $[__]
MACSFunds -- BBB and MBS Bond Funds
Annual Fee Based Upon Market Value Per Fund*
$[__] per fund on the first $[__] million
[__] basis points on assets above $[__] million

When the total fund complex assets exceed $[__] billion, the above fee schedules will convert to a fund complex fee schedule of:   [__] basis points on all assets of the fund complex

Advisor Information Source Web Portal
•  $[__] /fund/month
•  $[__] /fund/month for clients using an external administration service
Plus Out-Of-Pocket Expenses– Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.
Additional Services– Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, SEC 15c reporting, Advisor Information Source data delivery, daily fund compliance testing, daily pre- and post- performance reporting.
Fees are billed monthly.  *Subject to annual CPI increase, Milwaukee MSA.

PACIFIC INCOME ADVISORS, INC.

By:  /s/ Thad M. Brown

Name:  Thad M. Brown

Title:  COO